UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

________________________

Date of Report (Date of earliest event reported): March 21, 2014

Luby's, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-8308	74-1335253
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

13111 Northwest Freeway, Suite 600 Houston, Texas 77040
(Address of principal executive offices, including zip code)

(713) 329-6800
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On March 21, 2014, Luby's, Inc. (the "Company") entered into a First Amendment (the "Amendment") to the Credit Agreement dated as of August 14, 2013 (as amended to date, the "Credit Agreement") among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent. The material provisions of the Amendment are summarized below:

●

Added the condition precedent to any new Borrowing (other than a conversion or continuation of existing Loans) and any amendment, renewal or extension of any Letter of Credit, prior to the second quarter fiscal year 2016, that the aggregate unpaid principal balance of the Obligations shall not exceed 50% of the then current value of all Mortgaged Property.

●

Revised the Lease Adjusted Leverage Ratio to not more than (i) 4.75 to 1.00 during the second, third and fourth fiscal quarters of fiscal year 2014, (ii) 4.50 to 1.00 during the first, second and third fiscal quarters of fiscal year 2015, and (iii) 4.25 to 1.00 at all times thereafter.

●	Waiver of existing default for the second fiscal quarter of 2014 related to 5.13(b) Net Profit – Two consecutive quarters covenant.

Item 2.05.           Costs Associated with Exit or Disposal Activities.

On March 21, 2014, the Board of Directors of the Company approved a plan focused on improving cash flow from the acquired Cheeseburger in Paradise leasehold units. On March 24, 2014, the Company announced that it has initiated a plan focused on improving cash flow from the recently acquired Cheeseburger in Paradise leasehold units.  The plan calls for the closure of four units by the end of the fiscal year 2014, two of which have already closed, and the conversion of up to nine locations to Fuddruckers units. Additional closures and disposals will be determined by the end of the current fiscal year, if any.

Out of the 23 units originally acquired, we have closed six units so far. One of these six units was converted and opened as a Fuddruckers unit in the second quarter fiscal year 2014, three more of these six units are currently under construction and will re-open as Fuddruckers units before the end of fiscal year 2014. We will dispose of the remaining two units. From the remaining 17 Cheeseburger in Paradise units operating today, we will have up to an additional five conversions to Fuddruckers units by the end of fiscal year 2014 as well as two additional disposals. The Company anticipates that the disposals will be completed over the next 12 to 18 months.

The Company incurred non-cash, pre-tax impairment charges for the fiscal year to date as of February 12, 2014 of $0.3 million related to two closed Cheeseburger in Paradise leased units to be disposed.  The Company also estimates that it will incur up to $0.4 million in cash expenditures during fiscal year 2014 related to the plan, which includes severance-related payments, payments of remaining accounts payable and other liabilities, and other store closure and lease termination costs.

The estimated costs and charges above are preliminary and may vary materially based on various factors, including timing in execution of the plan and changes in management's assumptions and projections.

Item 2.06.           Material Impairments.

The information required to be disclosed under this item is included in Item 2.05 above and incorporated by reference into this Item 2.06.

Item 9.01.           Financial Statements and Exhibits.

10.1

First Amendment to Credit Agreement, dated as of August 14, 2013, among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent.

99.1	Luby’s Press release dated March 24, 2014 (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated March 24, 2014, and incorporated herein by reference ).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUBY'S, INC. (Registrant)

Date: March 27, 2014	By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1

First Amendment to Credit Agreement, dated as of August 14, 2013, among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent.

99.1	Luby’s Press release dated March 24, 2014 (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated March 24, 2014, and incorporated herein by reference ).

5